UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
______________________________

WASHINGTON, D.C.  20549

FORM 8-K

Current Report
Pursuant To Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

January 31, 2014

Greystone Logistics, Inc.
(Exact name of registrant as specified in its charter)

Oklahoma	000-26331	75-2954680
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1613 E. 15th, Tulsa, Oklahoma	74120
(Address of principal executive offices)	(Zip Code)

(918) 583-7441
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events.

On June 18, 2013, Greystone Logistics, Inc., an Oklahoma corporation (the “Company”), filed a transaction statement on Schedule 13E-3, File No. 005-59735 (the “Transaction Statement”), and a Preliminary Proxy Statement on Schedule 14A, File No. 000-26331 (the “Preliminary Proxy Statement”), each relating to a Special Meeting of the Shareholders of the Company.  The sole matter to be voted upon at the Special Meeting of the Shareholders of the Company was to approve an amendment to the Company’s Certificate of Incorporation, which would authorize a one for ten thousand (1-10,000) reverse stock split of the Company’s Common Stock and a cash payment per share for resulting fractional shares equal to $0.50 (the “Proposed Reverse Stock Split”).  The primary purpose of  the Proposed Reverse Stock Split was to reduce the number of holders of record of the Company’s Common Stock to fewer than 300, in order for the Company to be able to terminate the registration of its Common Stock under the Securities Exchange Act of 1934, as amended.  The Company no longer intends to proceed with its previously announced proposal to effect the Proposed Reverse Stock Split or to hold the corresponding Special Meeting of the Shareholders of the Company.  The Board of Directors of the Company cited the cost associated with the Proposed Reverse Stock Split as the primary reason for its decision to not proceed with the Proposed Reverse Stock Split, as the estimated cost of effecting the Proposed Reverse Stock Split has increased substantially since the Preliminary Proxy Statement was filed.  The Company is filing an amendment to the Transaction Statement concurrently with the filing of this Current Report on Form 8-K in order to withdraw the Transaction Statement.  A press release was issued by the Company on February 5, 2014 with respect to the foregoing matters and is attached hereto as Exhibit 99.1.

Item 9.01.    Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit	Description

99.1	Press Release dated February 5, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREYSTONE LOGISTICS, INC.

Date: February 5, 2014	By:	/s/ Warren F. Kruger
Warren F. Kruger
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description

99.1	Press Release dated February 5, 2014